Exhibit 10(i)1

CLEARWATER PAPER CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended and Restated Effective as of January 1, 2018

CLEARWATER PAPER CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended and Restated Effective as of January 1, 2018

1.	ESTABLISHMENT AND PURPOSE.

(a)The Clearwater Paper Corporation Deferred Compensation Plan for Directors was adopted effective December 16, 2008, by the Board of Directors of Clearwater Paper Corporation to provide Directors of Clearwater Paper Corporation an opportunity to defer payment of their Director’s Fees. The Plan is also intended to establish a method of paying Director’s Fees, which will assist the Corporation in attracting and retaining persons of outstanding achievement and ability as members of the Board of Directors of the Corporation. The Plan was amended and restated as of December 1, 2017 to modify the valuation and payout procedures for Stock Units upon the termination of a Director’s service and to make other clarifying changes. The Plan is further amended and restated as of January 1, 2018 to facilitate the deferral of meeting and chair fees payable in the form of retainers.

(b)Deferred Equity-Based Awards, as defined herein, are subject to the terms and conditions of this Plan.

(c)The Plan is intended to comply with the requirements of Section 409A of the Code.

2.DEFINITIONS.

(a)“Affiliate” means any other entity which would be treated as a single employer with the Corporation under Section 414(b) or (c) of the Code.

(b)“Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Compensation Account in the event of the death of the Director.

(c)“Board” and “Board of Directors” means the board of directors of the Corporation.

(d)“Change of Control” shall have the meaning given such term in Section 16.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Committee” means the Nominating and Corporate Governance Committee of the Board.

(g)“Corporation” means Clearwater Paper Corporation, a Delaware corporation.

(h)“Deferred Compensation Account” means the bookkeeping account established pursuant to section 6 on behalf of each Director who elects to participate in the Plan.

(i)“Deferred Equity-Based Award” means an award of Director compensation payable on a deferred basis in the form of Stock Units under the Plan and without regard to a Director’s election to participate and defer Director’s Fees under the Plan.

(j)“Director” means a member of the Board of Directors who is not an employee of the Corporation or any subsidiary thereof.

(k)“Director’s Fees” means the amount of compensation paid by the Corporation to a Director for his or her services as a Director, including an annual retainer, meeting retainer, chair retainer and any additional amount payable for attendance at a Board meeting or any Board committee meeting that is not covered by a retainer. “Director’s Fees” shall not include Deferred Equity-Based Awards, or any reimbursement by the Corporation of expenses incurred by a Director incidental to attendance at a Board meeting or a Board committee meeting or of any other expense incurred on behalf of the Corporation.

(l)“Disability” means the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(m)“Distribution” means the distribution by Potlatch Corporation to its stockholders of all of the outstanding shares of the common stock of the Corporation then owned by Potlatch Corporation, pursuant to the Separation and Distribution Agreement between Potlatch Corporation and the Corporation.

(n)“Dividend Equivalent” means an amount equal to the cash dividend paid on an outstanding share of the Corporation’s common stock. Dividend Equivalents shall be credited to Stock Units as if each Stock Unit were an outstanding share of the Corporation’s common stock, except that Dividend Equivalents shall also be credited to fractional Stock Units.

(o)“Plan” means the Clearwater Paper Corporation Deferred Compensation Plan for Directors.

(p) “Separation from Service” means termination of a Director’s service as a non-employee member of the Board consistent with Code Section 409A and the regulations promulgated thereunder. The Plan is intended to be a Plan provided to directors, and in accordance with applicable regulations, a Director shall be treated as having Separation from Service for purposes of this Plan on the later of the date that the Director ceases to serve on the Board of Directors of the Corporation or an Affiliate and the Director is not an independent contractor to the Corporation or an Affiliate. Continued service as an employee of the Corporation or an Affiliate shall not affect whether a Director has incurred a Separation from Service under this Plan.

(q)“Stock Units” means the deferred portion of Director’s Fees, which is converted into units denominated in shares of the Corporation’s common stock, and Deferred Equity-Based Awards credited as units denominated in shares of the Corporation’s common stock.

(r)“Value” means, for purposes of Section 6 or 7, the closing price of the Corporation’s common stock as reported in the New York Stock Exchange, Inc., composite transactions reports for the applicable Valuation Date, and for purposes of Section 8, the average of the closing prices of the Corporation’s common stock as reported for each trading day during the applicable Valuation Period (except as otherwise provided in Section 8 with respect to certain Change of Control events).

(s)“Valuation Date” means, for purposes of Section 6 or 7, the date on which Director’s Fees or Dividend Equivalents are converted into Stock Units pursuant to Section 6 or 7.

(t)“Valuation Period” means, for purposes of Section 8, a period of twenty trading days preceding the date on which the Stock Units are converted into cash, consisting of the ten trading days prior to and including, and the ten trading days following, (i) in the case of a payment of Stock Units attributable to a deferral of Director’s Fees, January 15th of the year designated for payment pursuant to the Director’s deferral election or, if applicable, the 15th day of the last month of six-month period described in the first paragraph of Section 8, and (ii) in the case of a payment of Stock Units attributable to Deferred Equity-Based Awards, the date of the Director’s Separation from Service, or the anniversary of such date, as applicable.
(u)“Year” shall mean the calendar year.

3.ELIGIBILITY

Each Director who receives Director’s Fees for service on the Board of Directors shall be eligible to participate in the Plan. A Director who receives a Deferred Equity-Based Award credited under the Plan shall participate in the Plan.

4.	PARTICIPATION FOR DIRECTOR’S FEES.

In order to participate in the Plan with respect to Director’s Fees for a particular Year, a Director must file a deferral election with the Secretary of the Corporation prior to January 1 of such Year; provided, however, that in the case of a newly elected or appointed Director an election to participate shall be effective for the Year in which the Director is first elected or appointed if it is filed no later than thirty days following the date of the Director’s election or appointment to the Board. Any initial election filed by a newly elected or appointed Director shall apply only to Director’s Fees that are payable after the date the election is received by the Secretary of the Corporation, for services to be performed after such date. Director’s Fees that are payable prior to the receipt of an initial election by the Secretary of the Corporation shall not be eligible for deferral under this Plan. A new Director who does not elect to make deferrals of Director’s Fees during the initial thirty-day election period may not later elect to make deferrals of Director’s Fees for the calendar year of his or her initial eligibility.

5.	DEFERRAL ELECTION.

A Director who elects to participate in the deferral of Director’s Fees under the Plan shall file a deferral election on a form, which shall indicate:
(a) The amount or percentage of Director’s Fees that such Director elects to defer pursuant to the terms of the Plan. This election shall apply to amounts deferred under the Plan until modified by the Director. The Director shall notify the Secretary of the Corporation in writing of any such modification, which shall apply solely to amounts deferred with respect to Years following the Year in which the modification is made;
(b) The Year in which payment of the Director’s Deferred Compensation Account and/or Stock Units attributable to the Director’s deferral shall commence; provided however, that payments shall commence no later than the Year following the Year in which the Director attains age 72 and, in the case of Stock Unit payments, to the extent that the Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, payment shall be made no earlier than six months after the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director (except in the case of payments made following the Director’s death, Disability or Separation from Service);

(c) Whether the payment of such Director’s Deferred Compensation Account is to be made in a single lump sum or in a series of approximately equal installments over a period of years specified by the Director (but in no event more than fifteen years). For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code;

(d) Whether the percentage deferral election shall be effective only with respect to Director’s Fees paid for the Year in which the Director’s participation in the Plan is to commence as determined pursuant to Section 4 above or shall apply with respect to Director’s Fees paid for that Year and all subsequent Years until revoked or modified by the Director, it being intended that a Director shall have only one election in effect with respect to the Year during which payment is to commence and the form of the payment for all amounts deferred under the Plan. Changes to the Year of commencement and form of payment may be made only in accordance with the rules of Section 5(f), below. The Director shall notify the Secretary of the Corporation in writing of any such revocation or modification of a deferral election or permitted new election with respect to the time or form of payment, which elections shall apply solely to amounts deferred with respect to Years following the Year in which the revocation, modification or new payment election is made; and

(e) The percentage of the Director’s Fees deferred pursuant to the election, which is to be converted into Stock Units. This election shall apply to the Year in which the Director’s participation in the Plan commences and to all subsequent Years until modified by the Director. The Director shall notify the Secretary of the Corporation in writing of any such modification, which shall apply solely to amounts deferred with respect to years following the Year in which the modification is made.

(f) Notwithstanding any provision herein to the contrary, a Director or former Director may revoke a previous election and make a new election as to the time and form of distribution under the Plan. Such new election shall take effect 12 months after it is filed with the Secretary of the Corporation and shall apply only to that portion of the Director’s or former Director’s Deferred Compensation Account and/or Stock Units scheduled to be paid more than 12 months after the date the election is filed with the Secretary of the Corporation; provided, however, that the newly scheduled distribution date must be at least 5 years later than the originally scheduled distribution date.

6.TREATMENT OF DEFERRED ACCOUNTS.

(a)    Upon receipt of a duly filed deferral election, the Corporation shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Director’s Fees which would have been payable currently to the Director but for the terms of the deferral election and which is not converted into Stock Units. If the deferral election includes an election to convert a percentage of the Director’s Fees deferred pursuant to the election into Stock Units, the number of full and fractional Stock Units shall be determined by dividing the amount subject to such an election by the Value of the Corporation’s common stock on the Valuation Dates specified in clauses (iii) and (iv) below.
Director’s Fees shall be credited to Director’s Deferred Compensation Account or converted into Stock Units on a quarterly basis as follows:
(i)    The deferred portion of one-fourth of the annual retainer, meeting retainer and chair retainer fees (other than the portion to be credited to Stock Units) shall be credited to a Director’s Deferred Compensation Account as of the first day of each calendar quarter;

(ii)    The deferred portion of any additional fee payable for attending a meeting of the Board or any committee thereof that is not covered by a retainer (other than the portion to be credited to Stock Units) shall be credited to a Director’s Deferred Compensation Account as of the first day of the month following the date of such meeting;
(iii)    The deferred portion of one-fourth of the annual retainer, meeting retainer and chair retainer fees which are to be credited as Stock Units shall be credited as Stock Units as of the first trading day of the calendar quarter; and
(iv)    The deferred portion of any additional fee payable for attending a meeting of the Board or any committee thereof that is not covered by a retainer and which is to be credited as Stock Units shall be accumulated in the Participant’s Deferred Compensation Account and credited as Stock Units on the first trading day of the next calendar quarter.
(b)    Upon receipt of a Deferred Equity-Based Award by a Director, the Corporation shall convert the award or credit the Director with a number of full and fractional Stock Units as of the date of grant of the award or such other date as provided under the terms of the award.
7.TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD.

(a)Deferred Compensation Account. Interest shall be credited on the balance of each Director’s Deferred Compensation Account commencing with the date as of which any amount is credited to the Deferred Compensation Account and continuing up to the last day of the quarter preceding the month in which payment of the amounts deferred pursuant to the Plan is made. Such interest shall become a part of the Deferred Compensation Account and shall be paid at the same time or times as the balance of the Deferred Compensation Account. Such interest shall be credited at 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of the calendar quarter.

(b)Stock Units. Dividend Equivalents shall be credited with respect to each Stock Unit credited to a Director on each dividend record date. Such Dividend Equivalents shall themselves be converted into Stock Units as of the dividend payment by dividing the amount of the Dividend Equivalents by the Value of the Corporation’s Common Stock as of the dividend payment date. Dividend Equivalents shall be credited on Stock Units attributable to a deferral of Director’s Fees and, except as otherwise provided by the terms of a Deferred Equity-Based Award, Stock Units attributable to Deferred Equity-Based Awards.

(c)Effect of Certain Transactions. In the event that there occurs a dividend or other distribution of shares of the Corporation’s common stock (“Shares”), a dividend in the form of cash or other property that materially affects the fair market value of the Shares, a stock split, a reverse stock split, a split-up, a split-off, a spin-off, a combination or subdivision of Shares or other securities of the Corporation, an exchange of Shares for other securities of the Corporation, or a similar transaction or event that materially affects the fair market value of the Shares, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall make appropriate adjustments in the number of each Director’s Stock Units determined as of the date of such occurrence.

8.FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT.

Payment of a Director’s Deferred Compensation Account shall be made or commence to be made in cash prior to January 31 in each year in which a payment is to be made in accordance with the Director’s deferral election. Payment of a Director’s Stock Units attributable to a deferral of Director’s Fees shall also be made at such time except that, if the applicable January 31 occurs within the six-month period beginning on the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director and to the extent the Committee reasonably determines that earlier payment would result in a violation of Federal securities laws, then payment of the Director’s Stock Units shall be made on the last day of the month in which such six-month period expires. Notwithstanding the previous sentence, Stock Unit payments shall be made following the Director’s death, Disability or the date the Director Separates from Service, without regard to whether such six- month period has expired. A Director shall continue to be credited with Dividend Equivalents during any such delay in payment. For the purpose of payment, Stock Units attributable to deferred Director’s Fees shall be converted to cash based on the Value of the Corporation’s common stock during the applicable Valuation Period (except as otherwise provided in this Section 8 with respect to certain Change of Control events).
In the case of a Director who has both a Deferred Compensation Account and Stock Units, if a partial distribution of a deferred portion of Director’s Fees is to be made and if the Director’s Stock Units are immediately payable in accordance with the previous paragraph, payment shall be made partially from the Director’s Deferred Compensation Account and partially from Stock Units, in proportion to the relative size of the Deferred Compensation Account and the Stock Units. If the Director’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from the Director’s Deferred Compensation Account.
Except as otherwise provided by the terms of a Deferred Equity-Based Award or as otherwise provided in this Section 8 with respect to certain Change of Control events, payment of a Director’s Stock Units attributable to Deferred Equity-Based Awards shall be made (i) for Deferred Equity-Based Awards granted prior to 2018, in a single lump sum not later than the last day of the first full month beginning after the date of the Director’s Separation from Service, and (ii) for Deferred Equity-Based Awards granted in 2018 and subsequent years, in three annual installments, with one-third payable no later than 30 days following the date of the Director’s Separation from Service, one-third payable no later than 30 days following the first anniversary of such Separation from Service date, and one-third payable no later than 30 days following the second anniversary of such Separation from Service date. In each case, the Stock Units attributable to Deferred Equity-Based Awards shall be converted to cash based on the Value of the Corporation’s common stock during the applicable Valuation Period (except as otherwise provided in this Section 8 with respect to certain Change of Control events).
If a Director has a Separation from Service resulting from death, Disability or a Change of Control, and the Director’s Deferred Equity-Based Awards are subject to a vesting requirement that has not been fully satisfied, a prorated portion of such Deferred Equity-Based Awards shall be deemed fully vested and non-forfeitable at the time of such Separation from Service. Such prorated portion of the applicable Director’s Deferred Equity-Based Awards shall be determined by multiplying the number of such awards by a fraction, the numerator of which is the number of months completed in the vesting period as of the Separation from Service, and the denominator of which is twelve. Moreover, if the Director’s Separation from Service occurs on or within one year following a Change of Control that also constitutes a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation, in each case as defined in Treasury Regulation Section 1.409A-3(i)(5), then payment of the Director’s Stock Units attributable to Deferred

Equity-Based Awards shall be made in a single lump sum no later than 30 days following the date of such Separation from Service.
If the Corporation’s common stock ceases to be traded on a national stock exchange as a result of a Change of Control, the Director’s Stock Units (whether attributable to a deferral of Director’s Fees or to Deferred Equity-Based Awards) shall be converted to cash based on the Value of the Corporation’s common stock on the last trading day immediately preceding the date of the Change of Control. In such event,
(i)With respect to Stock Units attributable to a deferral of Director’s Fees, such converted cash amount shall be deemed credited to a Deferred Compensation Account and credited with interest in accordance with Section 7(a) until such amounts are payable pursuant to the Director’s deferral election; and

(ii)With respect to Stock Units attributable to Deferred Equity-Based Awards, such converted cash amount shall be paid to the Director in accordance with the foregoing provisions of this Section 8, provided that if full payment does not occur prior to the last day of the first full month beginning after the date of such Change of Control, the unpaid converted cash amount shall be deemed credited to a Deferred Compensation Account and credited with interest in accordance with Section 7(a) until such amounts are payable pursuant to this Section 8.

Notwithstanding any other provision of the Plan to the contrary:
(a)No distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and regulations promulgated thereunder; and

(b)To the extent Code Section 409A(a)(2)(B), which applies to certain “specified employees,” is applicable to distributions to Directors under this Plan, no payment shall be made by reason of a Separation of Service before the date which, is six (6) months and one day following the Director’s Separation of Service or the Director’s death, if earlier. Any payments which would otherwise have been payable to a Director during the period of delay shall be made in a lump sum following the end of such delay. A Director’s Accounts shall continue to be credited with interest and Dividend Equivalents during the period of such delay.

9.EFFECT OF DEATH OF PARTICIPANT.

Upon the death of a participating Director, all amounts, if any, remaining in his or her Deferred Compensation Account and all Stock Units shall be distributed to the Beneficiary designated by the Director. Such distribution with respect to deferred Director’s Fees shall be made at the time or times specified in the Director’s deferral election. If the designated Beneficiary does not survive the Director or dies before receiving payment in full of the Director’s Deferred Compensation Account and Stock Units, payment shall be made to the estate of the last to die of the Director or the designated Beneficiary.

10.	PARTICIPANT’S RIGHTS UNSECURED.
The interest under the Plan of any participating Director and such Director’s right to receive a distribution of his or her Deferred Compensation Account and Stock Units shall be an unsecured claim against the general assets of the Corporation. The Deferred Compensation Account and Stock Units shall be bookkeeping entries only and no Director shall have an interest in or claim against any specific asset of the Corporation pursuant to the Plan.

11.STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS.
The Secretary of the Corporation shall provide an annual statement of each participating Director’s Deferred Compensation Account and Stock Units as soon as practicable after the end of each calendar year.
12.NONASSIGNABILITY OF INTERESTS.
The interest and property rights of any Director under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 12 shall be void.
13.ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.
Within 30 days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.
14.AMENDMENT OR TERMINATION OF THE PLAN.

(a)The Board may amend, suspend or terminate the Plan at any time. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 14) or terminated by the Board if such amendment or termination would alter the provisions of this Section 14 or adversely affect or impair the Director’s rights to receive payment with respect to the Director’s Deferred Compensation Account or Stock Units.

(b)Except as provided in Section 14(c) or as otherwise permitted under Section 409A of the Code, in the event of termination of the Plan, the Directors’ Deferred Compensation Accounts and Stock Units may, in the Board’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 8, if earlier. If the Plan is terminated and Deferred Compensation Accounts and Stock Units are distributed, the Board shall terminate all account balance non-qualified deferred compensation plans with respect to all Directors and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated. A termination and liquidation of the Plan under this Section 14(b) shall be made only in compliance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(c).

(c)The Board may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Directors’ Deferred Compensation Accounts and Stock Units are distributed and included in the gross income of the Directors by the latest of (i) the Year in which the Plan terminates or (ii) the first Year in which payment of the Deferred Compensation Accounts and Stock Units is administratively practicable.

15.SUCCESSORS AND ASSIGNS.

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.
16.CHANGE OF CONTROL.

For purposes of the Plan, “Change of Control” shall mean
(a)    Upon consummation of a merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,
(i)     all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries),
(ii)    no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and
(iii)    at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(b)    On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or
(c)    Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then Outstanding Common Stock or (ii) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (c): (A) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation, (B) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or (C) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (a) of this Section; or
(d)    Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Corporation; or
(e)    Upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.